Exhibit 99.1


AEP                                                         CSW
   AMERICAN                                  ==================================
   ELECTRIC                                  CENTRAL AND SOUTH WEST CORPORATION
   POWER                                     ==================================



Contact for American Electric Power:         Contact for Central and South West:

Deb Strohmaier    614/223-1656               Larry Jones  214/777-1276



For Immediate Release:


           Arkansas Public Service Commission Approves Regulatory Plan
      On Merger Between American Electric Power and Central and South West

Columbus, Ohio, and Dallas, Texas (Dec. 22, 1998) - The Arkansas Public Service Commission (APSC) on Dec. 17 issued a final order granting approval of a stipulated agreement related to the proposed merger regulatory plan of American Electric Power Company, Inc. ("AEP") [NYSE: AEP] and Central and South West Corporation ("CSW") [NYSE: CSR]. CSW is the parent company of Southwestern Electric Power Company (SWEPCO) SWEPCO serves portions of East Texas, Northwest Louisiana and West Arkansas, including Fayetteville, Booneville, Rogers and Eureka Springs.

Arkansas is the first state jurisdiction to approve the proposed merger between AEP and CSW. The APSC in August approved the merger between the two companies, subject to any findings issued during the review of the proposed regulatory plan for sharing of merger benefits in Arkansas.

The Arkansas regulatory plan is the result of a settlement between the merger applicants and the APSC general staff. In November, AEP, CSW and SWEPCO announced a settlement with the APSC general staff on the merger regulatory plan related to the proposed merger. The settlement calls for SWEPCO to reduce rates through a net merger savings rider for its Arkansas retail customers by amounts totaling approximately $6 million over the five-year period following completion of the merger. The parties filed the settlement with the APSC on Nov. 3.

The APSC order notes the possibility of decisions in other jurisdictions adversely affecting provisions of the Arkansas settlement. Consequently, the APSC approval is conditioned on its consideration of approval of the merger at other state and federal regulatory bodies.

Richard E. Munczinski, senior vice president - corporate planning and budgeting for AEP, noted that he was "pleased that we were able to reach agreement in Arkansas so that SWEPCO's customers can enjoy the benefits of the merger."
Munczinski said AEP and CSW will continue settlement discussions with the Federal Energy Regulatory Commission, other regulatory bodies and intervenors in the various merger proceedings. The two companies already have reached settlements with several groups in Texas and the Nuclear Regulatory Commission has approved the license transfer application filed by CSW's Central Power and Light Company subsidiary regarding the South Texas Project nuclear power plant.

"We have now received two approvals related to our merger," Munczinski said. "We continue to be encouraged by the positive progress we have been able to make in the state of Texas. We are also pleased with the cooperation we have received in other jurisdictions to assure that the merger is considered expeditiously."

In Texas, the companies' settlement-in-principle with the Office of Public Utility Counsel and the Steering Committee of the cities of McAllen, Corpus Christi, Victoria, Abilene, Big Lake, Vernon and Paducah would result in combined rate reductions totaling approximately $180 million over a six-year period following completion of the merger for Texas customers of the three CSW Texas electric operating companies. If approved by the city councils and the Public Utility Commission of Texas, the settlement will resolve all issues of the signing parties.

"We expect to continue to make progress in the remaining federal and state filings," Munczinski added.

The companies announced a definitive merger agreement for a tax-free, stock-for-stock transaction on Dec. 22, 1997. AEP and CSW jointly filed with the FERC on April 30, 1998 for approval of their proposed merger. The companies also have filed applications seeking approval of the merger with the Arkansas and Texas commissions, as well as the Oklahoma Corporation Commission, the Louisiana Public Service Commission, the Federal Energy Regulatory Commission and the Securities and Exchange Commission. The companies plan to make the final two filings associated with approval of the merger with the Federal Communications Commission and the Department of Justice in the near future.

Central and South West Corporation is a Dallas-based public utility holding company that owns four U.S. electric utility subsidiaries with 1.7 million customers, a regional electricity company serving 2 million customers in the
United Kingdom, and nonutility subsidiaries involved in energy-related investments as well as subsidiaries that offer telecommunications, energy efficiency and financial transactions.

American Electric Power Company, Inc., a global energy company, is one of the United States' largest investor-owned utilities, providing energy to 3 million customers in Indiana, Kentucky, Michigan, Ohio, Tennessee, Virginia and West Virginia. AEP has holdings in the United States, the United Kingdom, China and Australia. AEP's wholly owned subsidiaries provide power engineering, energy consulting and energy management services around the world. The company is based in Columbus, Ohio.

                                       ###

News releases and other information about AEP can be found on the World Wide Web at http://www.aep.com.


News releases and other information about CSW can be found on the World Wide Web at http://www.csw.com.